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NEWS
RELEASE                                                 [ORBITAL LOGO]
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FOR IMMEDIATE RELEASE                             FOR MORE INFORMATION CONTACT:
                                                  BARRON BENESKI (703) 406-5000

                ORBITAL PLANS PUBLIC OFFERING OF 2,750,000 SHARES
                                 OF COMMON STOCK

(DULLES, VA MARCH 26, 1998) - Orbital Sciences Corporation (ORBI NASDAQ) today filed a registration statement with the U.S. Securities and Exchange Commission
(SEC) for a public offering of 2,750,000 shares of its common stock. The offering will be underwritten by a syndicate of investment banks, led by Merrill Lynch & Co., Morgan Stanley Dean Witter and J. P. Morgan & Co., as the managing underwriters. Orbital has also granted the underwriters an option to purchase up to an additional 412,500 shares solely to cover over-allotments, if any.

The company plans to use the net proceeds of this stock sale to further support business expansion in its space and ground infrastructure systems sector as a result of higher than expected new orders in 1997 and 1998 for satellites and launch vehicles, including for working capital and capital expenditures for facilities and production and test equipment. Additionally, a portion of the net proceeds may be used for investments in new projects or emerging space-related companies, expanded research and development for new products, acquisitions of businesses and/or product lines complementary to the company's existing businesses, and for other general corporate purposes. Pending the foregoing uses, the company will pay down existing borrowings under its working capital credit facilities and invest the remainder in short-term interest-bearing securities. Any amount paying down the company's credit facility may be reborrowed subject to the terms of such facility.

Orbital is a space and information systems company that designs, manufactures, operates and markets a broad range of affordable space infrastructure systems, satellite access products and satellite services, including launch vehicles, satellites, sensors and electronics, satellite ground systems and software, satellite-based navigation and communications products, and satellite-delivered fixed and mobile communications and Earth imaging services

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NOTE: A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. These securities will be offered only by means of a prospectus that may be obtained from the underwriters, c/o Merrill Lynch & Co., World Financial Center, North Tower, New York, NY 10281.



            Orbital Sciences Corporation - 21700 Atlantic Boulevard,
                     Dulles, Virginia 20166 - 703-406-5000